Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

January 7, 2009

iPath(R)

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iPath(R) Commodity ETNs

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THE CASE FOR

COMMODITIES

View the presentation covering the rationale for including an allocation to commodities in a diversified portfolio.

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CONFERENCE CALL REPLAY

Access the 12/10 iPath® ETNs and the State of Barclays as Issuer conference call covering the following topics: (link to audio)

Barclays current financial condition

Recent capital raises by Barclays

Barclays acquisition of certain

Lehman Brothers businesses

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Barclays Capital Research

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Conference Call Replay: iPath(R) ETNs and the State of Barclays as Issuer – December 10, 2008 Presented by: Mark Merson, Head of Investor Relations, Barclays Bank PLC

This conference call covers topics such as Barclays current financial condition, recent capital raises by Barclays and Barclays acquisition of certain Lehman Brothers businesses.

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Conference Call Replay: Commodity iPath(R) ETNs from Barclays – July 10, 2008 Presented by: Kevin Norrish, Director - Commodities Research, Barclays Capital

This conference call covers topics such as commodities outlook, how commodities can potentially balance and diversify a portfolio and the unique benefits of commodity iPath ETNs.

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The Case for Commodities

iPath(R) Commodity ETNs offer investors access to difficult-to-reach commodity markets that can diversify their portfolios and provide a hedge against inflation. This presentation discusses the rationale for including an allocation to commodities in a diversified portfolio.

Inside iPath(R) Exchange Traded Notes (ETNs)

iPath(R) Exchange Traded Notes (ETNs) offer investors convenient and cost-effective access to the returns of market benchmarks, minus investor fees, with easy transferability and an exchange listing. This presentation explains the structure and advantages of ETNs, plus comparisons to ETFs and mutual funds.

Case for India

iPath(R) MSCI India IndexSM ETN offers investors access to emerging markets as an asset class, portfolio diversification opportunities and unique exposures to India’s growing economy. This presentation offers some insight and advantages of investing in India.

FOR FINANCIAL PROFESSIONALS ONLY. NOT FOR PUBLIC DISTRIBUTION.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity.

Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

(C) 2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0022-1208

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE